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                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the registration statements of NorAm Energy Corp. and Subsidiaries (the "Company") on Form S-3 (File Nos. 33-41493, 33-48750, 33-52853 and 33-55071) and Form S-8 (File Nos. 2-61923,
33-10806, 33-20594, 33-38063, 33-38064, 33-54241, 33-54247, and 33-54253) of
our report, which includes an explanatory paragraph concerning the Company's change in accounting method for postretirement benefits, dated March 24, 1995 on our audits of the consolidated financial statements and financial statement schedule of the Company as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which report is incorporated by reference in this Annual Report on Form 10-K.




                                             /s/   COOPERS & LYBRAND L. L. P.


Houston, Texas
March 29, 1995